Exhibit 99.1
OCA DISCUSSES STATUS OF HURRICANE RELATED INSURANCE CLAIMS
     METAIRIE, Louisiana—(BUSINESS WIRE)—December 13, 2005— OCA, Inc. (Pink Sheets: OCAI):
     OCA, Inc. (Pink Sheets: OCAI) said today that it is in the process of filing claims under its business interruption insurance for claims relating to Hurricanes Katrina and Wilma. The Company has retained Alex N. Sill Company, one of North America’s leading authorities in providing claims management services to policyholders, to assist it in preparing and filing its insurance claims.
     An initial claim has been filed under OCA’s business interruption coverage for out-of-pocket expenses in excess of $1.0 million related to the two storms and a supplemental claim is expected to be filed for approximately $500,000 in the coming weeks. The insurer has provided OCA with a $250,000 advance on its claim, and the Company expects the remainder of the claim to be resolved in the near future.
     OCA also plans to make an additional claim on its business interruption insurance for lost profits as a result of these events. Alex N. Sill Company will monitor OCA’s business activity following the hurricane until such time as its business stabilizes and compare the results to its business activity for the period of time prior to the hurricane. That comparison will enable OCA to quantify and file its claim. The policy against which the Company is making its claim has a liability limit of $30 million.
     About OCA
     OCA is the leading provider of business services to orthodontists and pediatric dentists. The Company’s client practices provide treatment to patients throughout the United States and in Japan, Mexico, Spain, Brazil and Puerto Rico. For additional information on OCA, visit the Company’s website: www.oca.com.
For information contact: Damian Leone (504) 834-4392